SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report:	April 25, 2007

(Date of earliest event reported):	April 25, 2007

LOEWS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-6541	13-2646102
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

667 Madison Avenue, New York, N.Y.	10021-8087
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 521-2000

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Management of the registrant has determined to recommend that the registrant’s Board of Directors (“Board”) adopt two amendments to the registrant’s By-Laws. The first amendment would establish a majority vote standard for the election of directors in uncontested elections, requiring that a nominee receive a majority of the votes cast to be elected to the Board. Contested elections would continue to use the plurality vote standard. Under the majority voting standard, any incumbent director who does not receive a majority of the votes cast would be required to offer his or her resignation to the Board. The Board would then establish a committee to consider any such resignations and make a recommendation to the Board on whether to accept or reject the resignation. The Board would publicly disclose its decision and the rationale behind it within 90 days of the certification of the election results.

The second By-law amendment would set a range for the number of directors constituting the entire Board at between 7 and 15 and provide that the range could not be changed except by a vote of shareholders. The Board would have flexibility to increase or decrease the size of the Board within the range without shareholder approval.

If adopted by the registrant’s Board, these amendments would be effective for the registrant’s 2008 Annual Meeting of Shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOEWS CORPORATION
(Registrant)

Dated: April 25, 2007	By:	/s/ Gary W. Garson
Gary W. Garson
Senior Vice President
General Counsel
and Secretary